Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (including any amendments thereto) with respect to the Ordinary Shares, par value $0.0001 per share, of Yatra Online, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 8, 2021

/s/ Timothy J. Maguire
TIMOTHY J. MAGUIRE
Individually and as attorney-in-fact for Christopher J. Maguire and Megan Maguire Nicoletti

THE 2020 TIMOTHY J. MAGUIRE INVESTMENT TRUST

By:	/s/ Timothy J. Maguire
	Name:	Timothy J. Maguire
	Title:	Investment Manager